FOR IMMEDIATE RELEASE
Please Contact:	Banyan Corporation	PRESS RELEASE
(800) 808-0899, Michael Gelmon
e-mail: mgelmon@telusplanet.net
www.ChiropracticUSA.net
www.Banyancorp.com

BANYAN SUBSIDIARY, CHIROPRACTIC USA,
ENTERS AGREEMENT FOR IOWA MARKET

LOS ANGELES, California (September 15, 2003) - Banyan Corporation (OTC BB: BANY) subsidiary, Chiropractic USA, Inc. (Chiropractic USA), has entered an Area Representative agreement for the state of Iowa with Dr. Patrick C. Andersen, graduate and alum of Palmer College of Chiropractic in Davenport, Iowa, effective September 12, 2003. This agreement allows for the development of a minimum of 100 Chiropractic USA clinics in Iowa over the term of the agreement, which, if achieved, will add over $25 million of royalty sales per annum to the Chiropractic USA system.

Upon execution of the agreement Dr. Andersen stated, “Chiropractic USA will revolutionize the Chiropractic profession. Imagine highly-trained, focused doctors with a team approach and service with state-of-the art facilities.” He concluded, “I can’t wait to help build this company for our patients’ better health and vitality across this country. Chiropractic USA will lead the wellness revolution for a healthier America.”

Iowa holds a special place in the heart of Chiropractic as the founder, D.D. Palmer, dispensed the first Chiropractic adjustment there in 1895. Palmer went on to establish the founding college of the Chiropractic profession in 1897 in Davenport, Iowa - Palmer College of Chiropractic - which is still a world-class institution.

“We are delighted to have Dr. Andersen as our Area Representative in Iowa,” Banyan CEO Michael Gelmon said. “He is a leader in the Chiropractic community and has the potential to meet and exceed our goals for Chiropractic USA in Iowa.. This agreement, together with our other agreements already in place, will generate in excess of $125 million of royalty sales per annum when they reach their minimum growth requirements.”

Chiropractic USA was founded with the goal of creating the first national chiropractic franchise. In July 2002, it acquired a chain of chiropractic clinics in Louisiana to serve as the flagship locations and is now rolling out its franchise program. Dr. Andersen is the company’s newest area representative.

Dr. CJ Mertz, a director of Chiropractic USA and the head of Team WLP Coaching, said, “Dr. Andersen has been a successful Chiropractor for over 25 years. In addition to being an outstanding practitioner, he is a much sought after instructor, teaching seminars all over the country and helping improve the technique of Chiropractors everywhere. As a WLP Platinum member I know how committed he is to Chiropractic and to sharing his technical skills with the profession. It is a feather in our cap having someone of Dr. Andersen’s caliber as a part of the Chiropractic USA team.”

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Chiropractic USA President, Cory Gelmon, concluded “Dr. Andersen is an excellent addition to our growing list of Area Representatives. As a Palmer graduate and highly respected leader in his field, as both practitioner and instructor, Chiropractic USA will be well represented in the historical heartland of Chiropractic.”

Dr. Andersen’s Area Representative agreement for Iowa, in addition to existing Chiropractic USA agreements in Hawaii, California, Michigan, Louisiana, and Florida, create franchised locations producing system wide royalty sales for Chiropractic USA in excess of $125 million per annum if growth targets are met. Chiropractic USA is currently in negotiations with various other area representatives and currently has dozens of franchise applications under review from all areas of the country.

Please contact Banyan Corporation Investor Relations toll-free at (877) 980-3114. For more information about Chiropractic USA, please visit the Chiropractic USA web site at www.ChiropracticUSA.net.

About Chiropractic USA, Inc.

Chiropractic USA, a subsidiary of Banyan Corporation, was founded in 2001 to establish a national franchise brand in the chiropractic industry. Banyan President Cory Gelmon and Banyan Chief Executive Officer Michael Gelmon are franchise lawyers who founded Domino’s Pizza of Canada Ltd. In early 2003, chiropractic coaches Dr. CJ Mertz of Team WLP and Dr. Dennis Nikitow of Certainty Products joined the Chiropractic USA Management Team. Chiropractic USA embarked on its plan in July 2002 by acquiring a chain of chiropractic clinics in Louisiana to serve as the Chiropractic USA flagship.

About Banyan Corporation

Banyan Corporation is a publicly traded holding company focused on investing in and building a network of operating subsidiaries engaged in various innovative businesses. Currently the company’s subsidiary, Chiropractic USA, Inc., is focusing on the development of branded Chiropractic clinics throughout North America by way of acquisitions of existing clinics as well as franchising Chiropractic clinics under its marks and uniform operating systems and practices. The company’s other subsidiary, Banyan Financial Services, Inc. is providing practice finance solutions to the Chiropractic, Medical, Dental and Healthcare communities.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Banyan Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Banyan Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Banyan’s filings with the Securities and Exchange Commission.

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